Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Ridgetech, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	ordinary shares, par value US$0.001 per share	(1)	457(o)		$	$5,000,000.00	0.0001531	$765.50

Total Offering Amounts:							$5,000,000.00		765.50
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$765.50

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered hereby such indeterminate number of additional securities as may be issued or issuable to prevent dilution resulting from share splits, share dividends or similar transactions.

Includes all common shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public.

Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act.